EXHIBIT 14.1
WESTERN ALLIANCE BANCORPORATION
and its subsidiaries and affiliates
(collectively, the “Corporation”)
CODE OF BUSINESS CONDUCT AND ETHICS
Introduction
     This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and serves as a guide to ethical decision-making. The Corporation is committed to uncompromising integrity in all that we do and how we relate to each other and to persons outside of the Corporation. This Code does not cover every issue that may arise, but it sets out basic policies to guide all directors, officers and employees of the Corporation and its subsidiaries and affiliates in their business conduct and ethical decision-making. In particular, this Code covers policies designed to deter wrongdoing and to promote (1) honest and ethical conduct, (2) avoidance of conflicts of interests, (3) full, fair, accurate, timely, and understandable disclosure, and (4) compliance with applicable governmental laws, rules and regulations. All directors, officers and employees must conduct themselves in accordance with these policies and seek to avoid even the appearance of improper behavior. The Corporation’s directors, officers and employees should also direct themselves to the Corporation’s human resources materials and bribery policy, as well as employee manuals of our various subsidiaries for further guidance and discussion of many of the topics addressed herein. The Corporation’s agents and representatives, including consultants, should also be provided with a copy of this Code.
     This Code is not an expressed or implied contract of employment and does not create any contractual rights of any kind between the Corporation and its employees. In addition, all employees should understand that the Code does not modify their employment relationship, whether at will or governed by contract.
     If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
     Each director, officer and employee will be held accountable for his/her adherence to this Code. For the purpose of complying with this Code, officers and employees are hereinafter referred to as “employees.” Those who violate the policies in this Code will be subject to disciplinary action, up to and including discharge from the Corporation and, where appropriate, civil liability and criminal prosecution. If you are in a situation that you believe may violate or lead to a violation of this Code, you must report the situation as described in Sections 16 and 17 of this Code.
1. Compliance with Laws, Rules and Regulations
     Obeying the law, both in letter and in spirit, is one of the foundations on which the Corporation’s ethical policies are built. All directors, officers and employees must respect and obey all applicable governmental laws, rules and regulations (including insider trading laws). Although not all directors, officers and employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.
     The Corporation holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.
2. Honest and Ethical Conduct
     Each director, officer and employee must always conduct him/herself in an honest and ethical manner. Each director, officer and employee must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for actions. All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly, ethically and in accordance with the policies specified in this Code.

3. Conflicts of Interest
     A “conflict of interest” occurs when a person’s private interest interferes in any way (or even appears to interfere) with the interests of the Corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Corporation work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position at the Corporation. Loans to, other than those made in the ordinary course of business, or guarantees of obligations of, employees or directors or their family members may also create a conflict of interest.
     It is almost always a conflict of interest for an employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for, or serve as a consultant to, a competitor, customer or supplier.
     The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. If asked to serve as a director of another corporation or governmental agency, you must seek advance approval from the Chief Administrative Officer. Situations may arise where relationships with family members and friends create conflicts of interest. Generally, employees are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of their close relatives. Directors and employees who have family members or friends that work for businesses seeking to provide goods or services to the Corporation may not use their personal influence to affect negotiations. Employees who have relatives or friends that work for competitors, and where such relationships might result in a conflict of interest, should bring this fact to the attention of their immediate supervisors.
     Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor, manager or other appropriate personnel or the Human Resources Department. Any employee or director who becomes aware of a conflict or potential conflict, or knows of any material transaction or relationship that reasonably could be expected to give rise to such a conflict, should promptly bring it to the attention of a supervisor, manager or other appropriate personnel who is not involved in the matter giving rise to such conflict, or potential conflict or consult the procedures described in Sections 16 and 17 of this Code.
4. Insider Trading
     Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult or the Senior Compliance Officer.
5. Personal Finances
     Employees should manage their personal financial affairs so as not to reflect negatively on the Corporation. Employees are encouraged to meet their financial obligations on time and to maintain a good credit rating. Employees may not borrow from nor lend personal funds to other employees, customers or suppliers.
6. Corporate Opportunities
     Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee or director may use corporate property, information, or position for personal gain, and no employee or director may compete with the Corporation directly or indirectly. Employees and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.
7. Competition and Fair Dealing

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee and director should endeavor to respect the rights of, and to deal fairly with, the Corporation’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.
     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Corporation director or employee, family member of a director or employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. There are also special rules relating to gifts applicable to certain employees of our broker-dealer subsidiary, which are discussed in detail in the compliance manuals of such subsidiary. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.
8. Discrimination and Harassment
     The diversity of the Corporation’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
9. Health and Safety
     The Corporation strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. Te use of illegal drugs in the workplace will not be tolerated.
10. Record-Keeping
The Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions.
     Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether reimbursement for a certain expense is permissible, ask your supervisor or the Finance Department.
     Rules and guidelines are available from the Finance Department. All of the Corporation’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation’s transactions and must conform both to applicable legal requirements and to the Corporation’s system of internal controls.
     All employees are responsible to report to the Corporation any questionable accounting or auditing matters that may come to their attention. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Corporation’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Risk Management Officer.
11. Confidentiality
     Employees and directors must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when the Corporation’s legal counsel authorizes disclosure or such disclosure is required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment with the Corporation ends.
12. Protection and Proper Use of Corporation Assets
     All employees and directors should protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. All of the Corporation assets should be used for legitimate business purposes and should not be used for non-Corporation business, though incidental personal use may be permitted with the permission of your supervisor.
     The obligation of employees and directors to protect the Corporation’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and product ideas, designs, databases, records, customer lists, customer trade data, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporation policy. It could also be illegal and result in civil or even criminal penalties.
13. Payments to Government Personnel
     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
     In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.
14. Rules for Principal Executive Officer and Senior Financial Officers
     In addition to complying with all other parts of this Code, if you are the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions (each referred to in this Code as a “Principal Officer”), you must take the following steps to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation:
(a) carefully review drafts of reports and documents the Corporation is required to file with the SEC before they are filed and Corporation press releases or other public communications before they are released to the public, with particular focus on disclosures each Principal Officer does not understand or agree with and on information known to the Principal Officer that is not reflected in the report, document, press release or public communication;
(b) meet with members of senior management, division heads, accounting staff and others involved in the disclosure process to discuss their comments on the draft report, document, press release or public communication;
(c) establish and maintain disclosure controls and procedures that ensure that material information is included in each report, document, press release or public communication in a timely fashion;
(d) consult with the Audit Committee on a regular basis to determine whether it has identified any weaknesses or concerns with respect to internal controls;
(e) when relevant, confirm that neither the Corporation’s internal auditors nor its outside accountants are aware of any material misstatements or omissions in the draft report or document, or have any concerns about the “Management’s Discussion and Analysis of Financial Condition” section of a report or document; and

(f) bring to the attention of the Audit Committee matters that you feel could compromise the integrity of the Corporation’s financial reports, disagreements on accounting matters and violations of any part of this Code.
15. Waivers of or Changes in the Code of Business Conduct and Ethics
     Any waiver of this Code for or changes to this Code that apply to executive officers, including Principal Officers, or directors may be made only by the Corporation’s Board or a Board committee and will be promptly disclosed to the Corporation’s shareholders and otherwise as required by law, regulation or rule of the SEC or of the New York Stock Exchange.
16. Reporting any Illegal or Unethical Behavior
     Employees are encouraged to talk promptly to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and any violations of law, rules, regulations or this Code, and otherwise when in doubt about the best course of action in a particular situation. The supervisor, manager or other appropriate personnel to whom such matters are reported should not be involved in the reported illegal or unethical behavior or violation of law, rules, regulations or this Code. Any supervisor or manager who receives a report of violation or potential violation of this Code must report it immediately to the designated Human Resources representative. It is the policy of the Corporation not to allow retaliation for reports of misconduct by others made in good faith by employees.
     Employees are expected to cooperate in internal investigations of misconduct. Any person involved in an investigation of possible misconduct in any capacity must not discuss or disclose any information to anyone outside of the investigation unless required by law or when seeking his or her own legal advice.
     Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.
17. Compliance Standards and Procedures
     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are some steps to keep in mind:
· Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
· Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
· Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
· Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.
· Seek help from Corporation resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Corporation’s Chief Administrative Officer.
· Your report of violations of this Code may be made in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Corporation does not permit retaliation of any kind against employees for good faith reports of violations of this Code or questionable accounting or auditing matters. “Good faith” does not mean that you have to be right — but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to our attention through one of the available channels. · Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.
18. Administration
     Board of Directors. The Board of Directors, through the Audit Committee, will help ensure that this Code is properly administered. The Audit Committee will be responsible for the annual review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the full Board for approval.
     Officers, Managers and Supervisors. All officers, managers and supervisors are responsible for reviewing this Code with their employees. Officers, managers and supervisors are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.
19. Complaints on Accounting and Audit Matters
     The Corporation has established a confidential procedure for employees to file complaints regarding accounting and auditing matters, in the rare cases that it would not be appropriate to discuss their concerns directly with their supervisors, managers, the Corporation’s internal auditor or the Corporation’s outside accountants. All such communications from employees should be addressed to:
     EthicsPoint at www.ethicspoint.com or 866-297-0224
     The Audit Committee chairperson is the only individual with access to information provided to EthicsPoint. Any other complaints regarding accounting, internal accounting controls or auditing matters also should be communicated to the Audit Committee chairperson. The Audit Committee chairperson will report regularly to the Audit Committee on complaints received and the results of any investigations.
20. Stockholder Communications with the Board of Directors
     The Board of Directors has established a process for stockholders to communicate with the Board. Any stockholder who wishes to communicate with the Board should be addressed to:
Chief Financial Officer, 2700 W. Sahara, Las Vegas, NV 89102
21. Where to Turn for Advice
     Employees who have questions about this Code of Business Conduct and Ethics should turn to their immediate supervisors in the first instance and then to a Human Resources representative or the Chief Administrative Officer. The Corporation’s “open door” policy gives employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation.